Certificate of Registered Series of

McQueen Labs Series LLC – Series 004 – 2014 Mercedes Solarbeam

In accordance with the Limited Liability Company Agreement of McQueen Labs Series, LLC, a Delaware series limited liability company (the "Company"), dated April 24, 2024 (the "Agreement"), upon the execution of this Certificate of Registered Series by the undersigned manager of the Company, McQueen Labs Series LLC – Series 004 – 2014 Mercedes Solarbeam shall be formed as as a registered series of the Company pursuant to this Certificate of Registered Series, which shall be attached to, and deemed incorporated in its entirety into, the Agreement.

References to Sections and Articles set forth herein are references to Sections and Articles of the Agreement, as in effect as of the Effective Date of Establishment set forth below.

Name of Series	McQueen Labs Series LLC – Series 004 – 2014 Mercedes Solarbeam
Effective Date of Establishment	September 13, 2024
Series Units:	An unlimited number of Class A Units, one Class X Unit, One Class B Unit
Number of Managers:	Three (3)
Managers:	McQueen Series Managers: Curtis Hopkins and Lachlan DeFrancesco Seller Series Manager: To be named at a later time.
Series Property	The Series Assets. For purposes of McQueen Labs Series LLC – Series 004 – 2014 Mercedes Solarbeam, "Series Assets" refers to a 2014 Mercedes Solarbeam.
Additional Provisions	None

[Signature appears on following page]

Agreed and executed as of the Effective Date of Establishment as set forth above by the Company Manager:

McQueen Labs Inc.

DocuSigned by:

By: Curt Hopkins

AC858D198D2F4B6...

Name: Curtis Hopkins
Title: Chief Executive Officer